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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 10, 2004

UnitedGlobalCom, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

        As previously disclosed in a Current Report on Form 8-K dated April 19, 2004, UnitedGlobalCom, Inc. (the "Company") is in discussions with its lenders about refinancing a portion of the outstanding senior bank facility (the "Existing Bank Facility") of its wholly owned European cable television operation, UPC Distribution Holding B.V. ("UPC Distribution"). UPC Distribution is the Dutch subsidiary through which the Company owns the majority of its European broadband distribution assets. The Existing Bank Facility consists of Facilities A, B and C and includes total commitments of approximately €3.5 billion (US$4.1 billion). As of March 31, 2004, approximately €3.0 billion (US$3.6 billion) was outstanding under the Existing Bank Facility. UPC Distribution also is party to a €1.072 billion senior secured credit agreement (the "Facility D Agreement"), but has not drawn amounts under this Facility D Agreement as of the date hereof. The Company has proposed to use up to €450 million (US$556 million) of its cash on hand to facilitate the refinancing of the more expensive indebtedness under the Existing Bank Facility. The refinancing is intended, among other things, to reduce interest rates on the indebtedness under the Existing Bank Facility and to provide the Company with additional flexibility to finance potential acquisitions with debt. Interest rates under the Existing Bank Facility currently range from a spread of 2.25% to 5.5% above EURIBOR.

        As part of this refinancing, UPC Distribution is seeking to refinance a minimum of €750,000,000 of debt ("Facility E") to be documented by an Additional Facility Accession Agreement under which lenders will accede to the Facility D Agreement and the related security deed. A summary of the key terms of Facility E, as proposed, is included as Exhibit 99.1 to this report. This new debt is expected to be approximately 300 basis points above EURIBOR and replace existing debt drawn under the Existing Bank Facility. There can be no assurance that the Company will be successful in completing Facility E on the terms proposed in the attached Exhibit 99.1, if at all.

        Unless otherwise defined, the capitalized terms used in this report have the meaning given to them in the Facility D Agreement. A copy of the Facility D Agreement is filed as an exhibit to the Company's Current Report on Form 8-K dated January 20, 2004. On January 16, 2004, UPC Distribution entered into a restated credit agreement with TD Bank Europe Limited as Facility Agent and Security Agent (the "Restated Credit Agreement"). A copy of the restated credit agreement that governs the Existing Bank Facility (the "Existing Facility Agreement") is filed as an exhibit to the Company's Current Report on Form 8-K dated January 20, 2004.

        At the time that Facility E is documented, it is proposed that certain amendments, including the following, be made to the Facility D Agreement and the Existing Bank Facility Agreement. The key amendments are summarized below. This does not constitute a full list of the amendments to be made:

  •
  Removal of the cap of €0 in relation to Connected Acquisitions and of the €1 billion acquisition basket for Additional Permitted Acquisitions.

  •
  Amendment to permit Additional Facilities to be applied in prepayment or repayment of Facility A where (a) an amount equal to the amount repaid or prepaid can be redrawn in order to make Permitted Acquisitions at any time in the future; or (b) where such amount has already been applied to make such Permitted Acquisitions.

  •
  Amendment to permit additional Financial Indebtedness including amendments to permit the Borrower Group to raise a total of €20,000,000 working capital and guarantee facilities and amendment to add a carve out from the negative pledge to permit security to be given by members of the Borrower Group in relation to such facilities.

  •
  Carve out to enable interest to be paid on Subordinated Shareholder Loans to service all or any interest due in respect of the UGC €500,000,000 convertible notes issued by UGC in April 2004.

  •
  Carve out to permit repayment of a maximum principal amount of €26,000,000 of the Subordinated Shareholder Loan between UPC Holding as lender and UPC Distribution as borrower, such repayment to be effected as consideration for the transfer by UPC Distribution to UPC Holding of the receivable owing to it by Priority Telecoms Netherlands N.V. and/or its subsidiaries.

  •
  Amendments to financial covenant levels to allow a variance of 15-20% to projections (these are intended to reflect the proposed €450,000,00 prepayment of Facility B and the inclusion of UPC Polska in the bank deal).

  •
  Amendments to permit hedging relating to the management of currency exchange risk by any Obligor. Amounts outstanding under such arrangements will be secured in the same way as amounts outstanding under Senior Hedging Arrangements.

  •
  Amendment to the Senior Debt to Annualised EBITDA ratio at which Excess Cash Flow is required to be applied in prepayment of the Facilities from 3.5:1 to 4:1.

        Forward Looking Statements:    The Company's plans with respect to refinancing the Existing Bank Facility, Facility E and the intended effects of such refinancing and/or Facility E, if any, such as a reduction of interest rates, elimination or loosening of covenants and potential acquisitions, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include general financial conditions and interest rates in the lending market, the Company's success in negotiating with its existing and other lenders and the lenders' perceptions of the Company's business. The actual terms of the refinancing and/or Facility E, if any, may differ substantially from the proposed terms described herein. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

Exhibit Number	Description
99.1	Indicative summary of key terms for an additional tranche (Facility E) to the Facility D Agreement

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN, III Frederick G. Westerman, III Co-Chief Financial Officer

Date: June 10, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Indicative summary of key terms for an additional tranche (Facility E) to the Facility D Agreement

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX